Exhibit (n)(2)

Second Amended and Restated

Multiple Class Expense Allocation Plan

Adopted Pursuant to rule 18f-3

WHEREAS, American Pension Investors Trust, a statutory business trust organized under the laws of the State of Massachusetts (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest in separate series (each a “Fund”), with the shares of each such Fund representing the interests in a separate portfolio of securities and other assets, and (ii) divide the shares within each such Fund into two or more classes of shares (each a “Share Class”); and

WHEREAS, the Board of Trustees as a whole and the Trustees who are not interested persons of the Trust (as defined in the Act) (the “Independent Trustees”), having determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each Share Class of each Fund and of the Trust as a whole, have accordingly approved this Plan.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

1.	CLASS DIFFERENCES. Each Share Class of a Fund shall represent interests in the same portfolio of investments of the Fund and shall be identical in all respects, except that each Share Class shall differ with respect to:

(i)	distribution and related services and expenses as provided for in Sections 2 and 3 of the Plan;

(ii)	such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectuses and statements of additional information of the Series as the same may be amended or supplemented from time to time (the “Prospectuses” and SAIs”); and

(iii)	the designation of each class of shares.

2.	DIFFERENCES IN DISTRIBUTION AND RELATED SERVICES. The No Load Class, Class A, Class C, Class L and Institutional Class Shares of each Fund shall differ in the manner in which such Shares are distributed and in the related services provided to shareholders of each such class as follows:

(i)	the No Load Class and Institutional Class shall be distributed at the net asset value of the Fund,

(ii)	Class A shares shall be subject to a front end sales load; and

(iii)	Class C shares and Class L Shares shall be subject to an ongoing trail commission paid to the broker of record; all as set forth from time to time in the Prospectus and SAI for each Fund and Share Class.

3. ALLOCATION OF EXPENSES

(a) CLASS EXPENSES.

Expenses incurred in connection with any meeting of shareholders of a particular Share Class, and litigation expenses incurred with respect to matters affecting only a particular Share Class shall be allocated to that class.

(b) OTHER ALLOCATIONS.

All other expenses of a Fund shall be allocated to each Share Class on the basis of the net asset value of that Share Class in relation to the net asset of the Fund. Notwithstanding the foregoing, the distributor or advisor of a Fund may waive or reimburse the expenses of a specific Share Class or Classes to the extent permitted under Rule 18f-3 under the Act.

Exhibit (n)(2)

4. CONVERSION FEATURE. Beginning July 20, 2021, Class C shares will convert to Class A shares after 8 years; or if Class C shares held in an account with a third-party broker of record are transferred to an account with the Distributor after July 20, 2021, those Class C shares accounts will be converted to Class A shares accounts in the month following the transfer.

5. TERMS AND TERMINATION

(a) INITIAL SERIES.

This Plan shall become effective with respect to each Fund as of the later of (i) the date on which a Registration Statement becomes effective under the Securities Act of 1993, as amended, or (ii) the date on which such Share Class of the Fund commences offering its Shares to the public, and shall continue in effect with respect to such Share Class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c).

(b) ADDITIONAL SERIES OR CLASSES.

This Plan shall become effective with respect to any Share Class of a Fund and with respect to each additional Fund or Share Class thereof established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof, provided that the Plan has previously been approved with respect to such additional Fund or Share Class by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Trustees shall continue in effect with respect to each such additional Fund or Share Class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c) hereof. An addendum hereto setting forth such specific and different terms of such additional series of classes shall be attached to this Plan.

(c) TERMINATION.

This Plan may be terminated at any time with respect to the Trust or any Fund or Share Class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Independent Trustees. The Plan may remain in effect with respect to a Series or class thereof even if it has been terminated in accordance with the Section 4(c) with respect to such Series or class or one or more other Series of the Trust.

6. AMENDMENTS. Any material amendment to the Plan shall require the affirmative vote of a majority of both the Trustees of the Trust and the Independent Trustees.

Dated: September 8, 2021